Exhibit 4.2




                      DEPOSIT ACCOUNT SECURITY AGREEMENT


                                 by and among


                          MORTGAGE and REALTY TRUST,



                           WILMINGTON TRUST COMPANY,
                                     as Corporate Collateral Agent


                                      and


                               WILLIAM J. WADE,
                        as Individual Collateral Agent




                           Dated as of May 25, 1994

                      DEPOSIT ACCOUNT SECURITY AGREEMENT

      This DEPOSIT ACCOUNT SECURITY AGREEMENT (this "Security Agreement") is entered into as of May 25, 1994, between Mortgage and Realty Trust, a real estate investment trust organized and existing under the laws of the State of Maryland ("MRT"), Wilmington Trust Company, a banking corporation organized and existing under the laws of the State of Delaware (the "Corporate Collateral Agent") and William J. Wade (the "Individual Collateral Agent"), acting not in their individual capacities but solely as collateral agents under the Collateral and Security Agreement referred to below (the Corporate Collateral Agent and the Individual Collateral Agent being hereinafter referred to as the "Collateral Agents").


                                  RECITALS

      WHEREAS, simultaneously with the execution hereof, MRT and Wilmington Trust Company ("Wilmington Trust") are executing the First Supplemental Indenture, dated as of May 25, 1994, by and between MRT and Wilmington Trust, pursuant to which Schedule 1 to the Indenture will be amended to reflect the transfer of certain Deposit Accounts from their present locations to new accounts established and maintained by the Corporate Collateral Agent;

      WHEREAS, MRT desires to grant a lien and security interest in all of its right, title and interest in and to those Deposit Accounts;

      NOW THEREFORE, for and in consideration of the foregoing premises, MRT and the Collateral Agents hereby agree as follows:



                                   ARTICLE I

                                  DEFINITIONS

      SECTION 1.01. The following terms shall have the following respective meanings:

      "Collateral" shall have the meaning assigned such term in Section 2.01 of this Security Agreement.

      "Collateral Agents" shall mean the Corporate Collateral Agent and the Individual Collateral Agent, and their successors and assigns in such capacity.

      "Collateral and Security Agreement" shall mean the Collateral and Security Agreement, dated as of February 21, 1991, as amended by the First Amendment to Collateral and Security Agreement, dated as of July 15, 1992, each by and among MRT, the Lenders listed on Schedule A attached thereto, and the Collateral Agents.

      "Corporate Collateral Agent" shall mean Wilmington Trust Company, in its capacity as collateral agent under the Collateral and Security Agreement.

      "Deposit Accounts" shall have the meaning assigned such term in Section
2.01 of the Collateral and Security Agreement.

      "Event of Default" shall mean an Event of Default under the Collateral and Security Agreement.

      "Holder" shall have the meaning assigned such term in the Indenture.

      "Individual Collateral Agent" shall mean William J. Wade, in his capacity as collateral agent under the Security Agreement.

      "Lenders" shall mean the Holders under the terms of the Indenture.

      "Lenders' Action" shall mean such action as provided, adopted and directed by the Act of the Required Holders under the Indenture.

      "Liabilities" shall mean the Creditor Obligations (as defined in the Plan) together with any other obligations of MRT to or for the benefit of the Lenders under, or pursuant to, the Collateral and Security Agreement, the Plan, or the Indenture.

      "MRT" shall mean Mortgage and Realty Trust, a Maryland real estate investment trust.

      "Plan" shall mean the Joint Plan of Reorganization proposed by MRT, Creditors' Committee and Equity Committee, dated November 19, 1990 and confirmed by the United States Bankruptcy Court for the Central District of California by order entered on February 27, 1991.

      "Security Agreement" shall mean this Deposit Account Security Agreement, dated as of May 25, 1994, between MRT and the Collateral Agents.

      "UCC" shall mean the Uniform Commercial Code as in effect in the State of Delaware.

      "Uniform Commercial Code" shall mean the Uniform Commercial Code as in effect in any state in which the Receivables or the Collateral may be located.

      "Wilmington Trust" shall mean Wilmington Trust Company, a Delaware banking corporation.

      SECTION 1.02. Capitalized terms used in this Security Agreement and not defined in Section 1.01 shall have the meanings assigned such terms in the Collateral and Security Agreement or the Indenture.


                                  ARTICLE II

                    ASSIGNMENT AND GRANT OF SECURITY INTEREST

      SECTION 2.01. MRT hereby grants, assigns, pledges and transfers to the Collateral Agents, for the benefit of the Lenders and as security for the Liabilities, and hereby grants a lien and/or security interest in, all of the now owned or existing and hereafter acquired or arising right, title and interest of MRT in and to the deposit accounts identified on Schedule 1 attached hereto, as well as any other deposit accounts owned or controlled directly or indirectly by MRT from time to time (the "Deposit Accounts"), any cash balances on deposit therein and any property arising from the investment of cash balances in such Deposit Accounts, including, without limitation, all instruments, securities, accounts, chattel paper, general intangibles and money (the "Collateral"). The lien and/or security interest in the Deposit Accounts hereby also extends to any and all proceeds of the Deposit Accounts or Collateral, including all proceeds generated from the voluntary or involuntary conversion of the Collateral into any real or personal property.

      SECTION 2.02. So long as no Event of Default has occurred and is continuing, MRT shall have the right to use cash in the Deposit Accounts, provided that nothing herein shall be deemed to permit a use which is in breach or contravention of any provision or covenant in this Security Agreement, the Collateral and Security Agreement or the Indenture.

      SECTION 2.03. This Security Agreement constitutes a "security agreement" within the meaning of the UCC.

                                  ARTICLE III

                                   REMEDIES

      SECTION 3.01. If an Event of Default occurs and is continuing, the Collateral Agents shall have and may exercise with respect to the Deposit Accounts and the Collateral all of the remedies set forth in the Collateral and Security Agreement. For the purposes hereof, MRT and the Collateral Agents acknowledge and agree that the Deposit Accounts constitute "Deposit Accounts" within the meaning of the Collateral and Security Agreement, that the Collateral constitutes "Collateral" within the meaning of the Collateral and Security Agreement and that both the Collateral and the Deposit Accounts together constitute "Collateral" within the meaning of the Collateral and Security Agreement.


                                  ARTICLE IV

                   REPRESENTATIONS, WARRANTIES AND COVENANTS

      SECTION 4.01.  MRT represents and warrants:

      (a) that MRT is duly organized and validly existing in good standing in the state of its organization and is duly qualified to do business in each state in which it does business;

      (b) that this Security Agreement (i) has been duly authorized by all necessary action on the part of MRT, (ii) has been duly executed and delivered by MRT, and (iii) constitutes a legal, valid and binding obligation of MRT, enforceable against MRT in accordance with its terms;

      (c) that the execution and delivery of this Security Agreement will not
(i) require any authorization, consent, approval or other action by or any notice to or filing with, any court, governmental or administrative body (other than the filing of precautionary UCC-1 financing statements with the Secretary of State of the State of Delaware), or (ii) conflict with any contracts, judgments, orders, licenses or organizational documents;

      (d) that to the best the MRT's knowledge after due inquiry and consulta-tion with its legal advisors, but for the existence of those payment and covenant defaults listed on Schedule 2 attached hereto, there are no Events of Default pursuant to the Indenture or any of the other Documents; and

      (e) that MRT's obligations under this Security Agreement are not subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender or compromise and are nor subject to any defense, set-off, counterclaim, recoupment or termination for any reason whatsoever.

      SECTION 4.02.  MRT covenants and agrees that:

      (a) the execution and delivery of this Security Agreement shall not adversely affect or otherwise impair the security interests created by, through or under the Collateral and Security Agreement or the Indenture and that such security interests and liens are ratified, confirmed and remain validly existing and in full force and effect.

      (b) it will give, execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other paper that may be necessary or desirable to create, preserve, perfect or validate the security interests granted pursuant to this Security Agreement or to enable the Collateral Agents to exercise and enforce their rights under this Security Agreement with respect to such pledge and security interest;

      (c) keep full and accurate books and records relating to the Deposit Accounts and the Collateral, and stamp or otherwise mark such books and records in such manner as the Collateral Agents may reasonably require in order to reflect the security interest granted by this Security Agreement; and

      (d) it will permit representatives of the Collateral Agents, upon reasonable notice, to inspect and make abstracts from its books and records pertaining to the Deposit Accounts and the Collateral, and permit representatives of the Collateral Agents to receive communications and remittance relating to the Deposit Accounts and the Collateral, and forward copies of any notice or communication received by MRT with respect to the Deposit Accounts and the Collateral, all in such manner as the Collateral Agent may require.

      SECTION 4.03. Prior to or concurrently with the execution and delivery of this Security Agreement, MRT shall file such financing statements and other documents in such offices as are necessary and as the Collateral Agents may request to perfect the security interests granted by this Security Agreement.


                                   ARTICLE V

                             THE COLLATERAL AGENT

      SECTION 5.01. The Collateral Agents and any of their respective directors, officers, agents, employees or attorneys shall incur no liability for any action taken or omitted to be taken by it or them under or in connection with this Security Agreement, except for its or their own gross negligence or wilful misconduct.

      SECTION 5.02. The Collateral Agent shall receive as compensation for its services hereunder such fees and expenses as have been separately agreed upon by the parties hereto.

      SECTION 5.03. MRT agrees to indemnify and hold harmless the Collateral Agents and their respective directors, officers, agents, employees and advisors (collectively, the "Indemnified Parties") from and against any and all liabilities, obligations, losses, damages, penalties, actions, claims, judgments, suits, costs, taxes (excluding any taxes payable by the Collateral Agent based on any fees it receives for its services hereunder), expenses and disbursements (including, without limitation, legal fees and expenses) of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Indemnified Parties in any way relating to or arising out of the this Security Agreement and the transactions contemplated hereby; provided, however, that MRT shall not be liable for any indemnity resulting from the gross negligence or willful misconduct of such Indemnified Party.

      SECTION 5.04. The Collateral Agents shall be under no duty or obligation to take any action under this Security Agreement if the taking of such action would (i) subject the Collateral Agents to tax in any jurisdiction where it is not then subject to a tax, (ii) require the Collateral Agents to qualify to do business in any jurisdiction where it is not then qualified, or
(iii) subject the Collateral Agents to jurisdiction in any jurisdiction where it is not then so subject.

      SECTION 5.05. The Collateral Agents may execute any of the rights or powers, and perform any duties under this Security Agreement either directly or by or through agents or attorneys-in-fact, and the Collateral Agent shall not be responsible for the default or misconduct of such agents or attorneys-in-fact selected by the Collateral Agent without gross negligence or willful misconduct.

      SECTION 5.06. The Collateral Agents are hereby appointed the attorneys-in-fact of MRT for the purpose of carrying out and executing any instruments which the Collateral Agents may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest.


                                  ARTICLE VI

                                 MISCELLANEOUS

      SECTION 6.01. All notices and other communications provided for in this Security Agreement shall be in writing and shall be deemed to have been given or made when actually delivered or, in the case of facsimile, when received, addressed in the manner set forth on Schedule 3 attached hereto and made a part hereof, or to such other address as any of the parties hereto may notify the other party hereto.

      SECTION 6.02. If any of the provisions of this Security Agreement shall for any reason be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Security Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

      SECTION 6.03. The headings contained in this Security Agreement are for convenience of reference only and do not in any way affect, limit, amplify or modify the terms and provisions hereof.

      SECTION 6.04. THIS SECURITY AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. HOWEVER, TO THE EXTENT THE LAWS OF THE STATE IN WHICH PARTICULAR COLLATERAL MAY BE LOCATED REQUIRES THAT THE LAW OF SUCH STATE BE APPLICABLE FOR PURPOSES OF ENFORCEMENT OF THE COLLATERAL AGENTS' REMEDIES WITH RESPECT TO SUCH COLLATERAL, THEN FOR SUCH LIMITED PURPOSE THE LAW OF SUCH STATE SHALL APPLY.

      SECTION 6.05. This Security Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute but one and the same Security Agreement.

      SECTION 6.06. This Security Agreement has been executed on behalf of MRT by an officer in his capacity as a trustee and officer of MRT. As provided in the declaration of trust of MRT, no trustee, officer, agent or shareholder of MRT shall be bound or held to any personal liability in connection with he obligations of MRT arising out of the execution of this Security Agreement. The execution of this Security Agreement by this individual shall not bind him or her and he or she shall not ne held to any personal liability in connection with the obligations under this Security Agreement as a result of such execution.

      SECTION 6.07. No amendment of any provision of this Security Agreement shall be effective unless it is in writing and signed by MRT and the Collateral Agents.



                          [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties hereto have caused this DEPOSIT ACCOUNT SECURITY AGREEMENT to be executed by their respective duly authorized officers or other representatives as of the day and year first above written.


                              MORTGAGE AND REALTY TRUST


                              By:_______________________
                                 Name:
                                 Title:



                              WILMINGTON TRUST COMPANY,
                                as Collateral Agent

                              By:_______________________
                                 Name:
                                 Title:




                              WILLIAM J. WADE,
                                as Collateral Agent

                              By:_______________________

                                  SCHEDULE 1

                      MORTGAGE AND REALTY TRUST ACCOUNTS



   Account in the           Account      Account
      Name of:               Type:       Number:          Institution:
- - -------------------------   -------     ---------   --------------------------


Mortgage and Realty Trust   General     2653-6103   Wilmington Trust Company
                                                    Rodney Square North
                                                    1100 N. Market Street
                                                    Wilmington, DE  19890-0001
                                                    ABA No. 031100092

Mortgage and Realty Trust
   Payroll Account          Payroll     2653-6111   Wilmington Trust Company
                                                    Rodney Square North
                                                    1100 N. Market Street
                                                    Wilmington, DE  19890-0001
                                                    ABA No. 031100092

Mortgage and Realty Trust
   Asset Sale Account        Trust      28666-1     Wilmington Trust Company
                                                    Rodney Square North
                                                    1100 N. Market Street
                                                    Wilmington, DE  19890-0001
                                                    ABA No. 031100092


                                  SCHEDULE 2

      Defaults of Mortgage and Realty Trust under the Indenture dated as of July 15, 1992 between Mortgage and Realty Trust and Wilmington Trust Company, as
Trustee:

Covenant Defaults
- - -----------------

March 31, 1993
    Section 1005 (Ratio of Outstanding Securities to Capital Base)*
June 30, 1993
    Section 1005 (Ratio of Outstanding Securities to Capital Base)
    Section 1006 (Ratio of Earning Assets to Securities)
September 30, 1993
    Section 1005 (Ratio of Outstanding Securities to Capital Base)
    Section 1006 (Ratio of Earning Assets to Securities)
    Section 1018(i) (Operating budget for succeeding year on quarterly basis)** December 31, 1993
    Section 1005 (Ratio of Outstanding Securities to Capital Base)
    Section 1006 (Ratio of Earning Assets to Securities)
    Section 1008 (Non-Earning Assets)
March 31, 1994
    Section 1005 (Ratio of Outstanding Securities to Capital Base)
Other
    Defaults that may be occasioned by the Company's continued use of cash and administration of assets in the presence of uncured Defaults and Events of Default

Payment Defaults
- - ----------------

June 30, 1993       -  $20 million principal payment
September 30, 1993  -  Additional Payment (Section 203(b))***
December 31, 1993   -  $33.8 million principal payment
                    -  $6.6 million interest payment
                    -  Additional Payment (Section 203(b))***
February 14, 1994   -  Approximately $183,000 penalty payment (Section 1008(b))
March 31, 1994      -  $6.4 million interest payment
                    -  Additional Payment (Section 203(b))***

____________________

*     Waived pursuant to Act of the Holders dated on or about May 26, 1993.

** Due at least 30 days prior to year end. Because of the continuing negotiations and the uncertain debt structure and amortization, the Company was unable to prepare a meaningful budget. The Company did, however, prepare and distribute all asset-specific budgets and its annual administrative budget.

*** The Indenture contemplates that Additional Payment amounts will be calculated after payments of principal and/or interest due on the specified date. The existence and amount of any Additional Payment is not readily calculable when such principal and interest payments are not made. At the specified dates and at best calculation, if the required principal and interest payments were made (and had been made for prior periods), then there would have been less than $10 million of Available Cash at each date. Therefore, no Additional Payment would have been required. However, because the indicated principal and interest payments were not made, on the dates specified the Company held more than $10 million of cash and cash equivalents.

                                  SCHEDULE 3

                             ADDRESSES FOR NOTICES




MORTGAGE AND REALTY TRUST
8380 OLD YORK ROAD
SUITE 300
ELKINS PARK, PENNSYLVANIA 19117-1590
TELECOPY: (215) 881-6483



WILMINGTON TRUST COMPANY
RODNEY SQUARE NORTH
1100 NORTH MARKET STREET
WILMINGTON, DELAWARE 19890-0001
TELECOPY: (302) 651-8882



WILLIAM J. WADE
c/o RICHARDS, LAYTON & FINGER
ONE RODNEY SQUARE
P.O. BOX 551
WILMINGTON, DELAWARE 19899
TELECOPY: (302) 658-6548